Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL OF EXERCISE OF WARRANTS

PURSUANT TO

OFFER TO EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

OF

AMPRIUS TECHNOLOGIES, INC.

THE OFFER (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (EASTERN TIME) ON JUNE 11, 2024, UNLESS THE OFFER PERIOD IS EXTENDED.

If mailing by first-class mail:

To: Continental Stock Transfer & Trust Company

Attn: Corporate Action

1 State Street, 30th Floor

New York, New York 10004

or by hand delivery or overnight courier to:

Continental Stock Transfer & Trust Company

Attn: Corporate Action

1 State Street, 30th Floor

New York, New York 10004

Telephone: (800) 509-5586

Email: reorg+amprius@continentalstock.com

DELIVERY OF THIS NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA EMAIL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

I previously received a copy of the Offer to Exercise Warrants to Purchase Common Stock, dated May 13, 2024, and any amendments or supplements thereto (the “Offer to Exercise”) of Amprius Technologies, Inc. (the “Company”) and properly elected to participate in the Offer to Exercise.

I hereby irrevocably withdraw my previously submitted election to participate in the Offer to Exercise and reject the Offer to Exercise.

I understand that by rejecting the Offer to Exercise, my Offering Warrants, each exercisable for one (1) share of the Company’s common stock, $0.0001 par value per share (“Common Stock”), will not be exercised for cash pursuant to the terms of the Offer to Exercise and will remain in full force and effect as originally issued with an exercise price of $11.50 per Offering Warrant. I waive any right to receive any notice of the acceptance of this

Notice of Withdrawal. All capitalized terms used but not defined herein shall have the meanings ascribed to the Offer to Exercise.

Date: , 2024	By:
(signature)

(print name)

Address:

Telephone:

Fax:

Tax ID:

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its discretion, which determination shall be final and binding on all parties, subject to the judgments of any courts. The Company reserves the right to reject any or all Notices of Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any defect or irregularity in the Notice of Withdrawal, and the Company’s interpretation of the terms of the Notice of withdrawal will be final and binding on all parties, subject to the judgments of any courts. No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, and no person will incur any liability for failure to give any such notice.

IMPORTANT: THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY THE DEPOSITARY AGENT ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE OFFER TO EXERCISE AT 5:00 P.M. (EASTERN TIME) ON JUNE 11, 2024, AS MAY BE EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION. HOWEVER, IF WE HAVE NOT ACCEPTED YOUR TENDERED OFFERING WARRANTS AND OTHER ACCEPTANCE AND EXERCISE DOCUMENTS BY JULY 10, 2024, WHICH IS THE FORTIETH BUSINESS DAY FROM THE COMMENCEMENT OF THE OFFER TO EXERCISE, YOU MAY CHANGE YOUR MIND AND SUBMIT A NOTICE OF WITHDRAWAL TO US AFTER JULY 10, 2024.